Foley Hoag LLP
Attorneys at Law

                                                                  Boston Office
October 19, 2004                                                    617.832.1000



YDI Wireless, Inc.
8000 Lee Highway
Falls Church, Virginia  22042

     Re: Proposed Merger of Phazar Corp. with and into Stun Acquisition Corporation

Ladies and Gentlemen:

     We have acted as counsel to YDI Wireless, Inc., a Delaware corporation ("YDI") in connection with the proposed merger (the "Merger") of Phazar Corp., a Delaware corporation ("Phazar"), with and into Stun Acquisition Corporation (the "Merger Sub"), a wholly-owned subsidiary of YDI, in accordance with the Agreement and Plan of Merger by and among YDI, the Merger Sub and Phazar dated October 30, 2003, as amended as of September 30, 2004 (the "Merger Agreement"). Capitalized terms used but not defined herein shall have the respective meanings ascribed to them in the Merger Agreement.

     We have examined the law and such papers, including the Merger Agreement, as deemed necessary to render the opinion expressed below. As to questions of fact material to our opinion we have relied on representations of YDI and Phazar contained in letters addressed to us (the "Letters of Representation"), without undertaking to verify the same by independent investigation; upon representations set forth in the Merger Agreement (including the Exhibits); and upon such other documents pertaining to the Merger as we have deemed appropriate and necessary.

     In our examination we have assumed that (i) the Merger will be consummated in accordance with the terms of the Merger Agreement; (ii) each entity that is a party to any of the documents (the "Documents") described in the preceding paragraphs has been duly organized under the laws of its state or country of organization, is validly existing and in good standing under such laws, and is duly qualified and in good standing in each jurisdiction in which it is required to be qualified to engage in the transactions







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YDI Wireless, Inc.
October 19, 2004
Page 2






contemplated by the Documents; (iii) each such entity has full power, authority, capacity and legal right to enter into and perform the terms of the Documents and the transactions contemplated thereby; (iv) the copies or originals of the Documents furnished to us are authentic (if originals) or accurate (if copies), those that are contracts or instruments are enforceable and effective in accordance with their terms against all parties thereto, and all signatures are genuine; (v) any representations made in the Documents are, and will continue to be, true and complete, and no default exists under any of the Documents; and
(vi) the business and affairs of each of the entities that is a party to any of the Documents will be conducted in accordance with the Documents and all relevant laws.

     The opinion rendered herein is based upon the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Department temporary and final regulations, judicial decisions, and rulings and administrative interpretations of the Internal Revenue Service, as each of the foregoing exists on the date hereof. The opinion rendered below is not binding on the Internal Revenue Service or a court of law, and no assurance can be given that legislative or administrative action or judicial decisions that differ from the opinion rendered below will not be forthcoming. Any such differences could be retroactive to transactions or business operations prior to such action or decisions.

     We express no opinion as to the federal income tax consequences other than that described below, if any, or as to the effect of the Merger on other transactions, or as to any state, local or foreign income or other tax consequences with respect to the Merger.

     Based on the foregoing, we are of opinion, as of the effective date of the Registration Statement and under existing law, that for United States federal income tax purposes

     1. The Merger will constitute a reorganization within the meaning of section 368(a) of the Code;

     2. None of YDI, Merger Sub, nor Phazar will recognize any taxable gain or loss as a result of the Merger;

     3. Phazar stockholders will not recognize gain or loss when they exchange their Phazar common stock solely for YDI common stock in the Merger;

     4. The tax basis in the YDI common stock received by a Phazar stockholder in exchange for shares of Phazar common stock surrendered in the Merger will equal such stockholder's tax basis in the Phazar common stock surrendered; and

     5. The holding period in the YDI common stock received by a Phazar stockholder in exchange for shares of Phazar common stock surrendered in the Merger will include such stockholder's holding period for the shares of Phazar common stock surrendered in the exchange.





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YDI Wireless, Inc.
October 19, 2004
Page 3







     We undertake no responsibility to update or supplement our opinion following the effective date of the Registration Statement. We are furnishing this letter to you solely in support of the information set forth under the heading "Material United States Federal Income Tax Consequences of the Merger" in the Registration Statement. We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and to the reference to our firm under such heading in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

     This letter is not to be used, circulated, quoted or otherwise referred to for any other purpose without our prior written consent. For purposes only of compliance with Treasury Regulation Section 1.6011-4T(b)(3)(i), we hereby agree that you (and each of your employees, representatives, or other agents) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the Merger and all materials of any kind, including this opinion letter any other tax analyses, that we have provided to you relating to such tax treatment and tax structure; provided, however, that any such information relating to the tax treatment or tax structure must be kept confidential to the extent necessary to comply with applicable securities laws.



                                                    Very truly yours,

                                                    Foley Hoag LLP



                                                    By: /s/ Richard Schaul-Yoder
                                                        ------------------------
                                                        A Partner